UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2016

Hasbro, Inc.

(Exact name of registrant as specified in its charter)

Rhode Island	1-6682	05-0155090
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1027 Newport Ave., Pawtucket, Rhode Island	02861
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (401) 431-8697

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Hasbro, Inc. (the “Company”) issued a press release announcing that Hope Cochran and Mary Beth West had been appointed to the Company’s Board of Directors (the “Board”) effective as of June 27, 2016.  A copy of the press release is attached as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Hope Cochran is the former Chief Financial Officer of King Digital Entertainment.  Ms. Cochran joined the Audit and Finance Committees of the Board.  Mary Beth West is Executive Vice President, Chief Customer and Marketing Officer for J.C. Penney Company.  Ms. West joined the Finance and Nominating, Governance and Social Responsibility Committees of the Board.

In connection with each of their service on the Board, Ms. Cochran and Ms. West will participate in the Company’s compensation program for non-employee directors, as it is amended from time to time, which currently includes an annual cash retainer of $95,000. Effective as of their appointment to the Board, each of Ms. Cochran and Ms. West will be granted a pro-rated portion of the Company’s annual stock grant of $145,000 of Hasbro stock that was made to directors on May 19, 2016.

Ms. Cochran will receive an annual retainer of $20,000 in connection with her service on the Audit Committee, and $7,500 for her service on the Finance Committee.  Ms. West will receive an annual retainer of $7,500 for her service on the Finance Committee, and an additional $7,500 for her service on the Nominating, Governance and Social Responsibility Committee.

In addition,  each of Ms. Cochran and Ms. West  will become party with the Company to the Company’s form of Director Indemnification Agreement, which has been filed as Exhibit 10(jj) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2007.

Item 9.01         Financial Statements and Exhibits.

            (d)  Exhibits

            99.1     Press Release of Hasbro, Inc. dated June 28, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HASBRO, INC.

	By:	/s/ Deborah Thomas
	Name:	Deborah Thomas
	Title:	Executive Vice President and Chief Financial Officer (Duly Authorized Officer and Principal Financial Officer)
Date: June 29, 2016

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Hasbro, Inc. dated June 28, 2016.